EXHIBIT 23.2







               Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 33-21072, 33-59347 and 333-24135 on Forms S-8
relating to The Davey Tree Expert Company 1987 Incentive Stock Option Plan, The Davey Tree Expert Company 1994 Omnibus Stock Plan, and The Davey Tree Expert 1997 401KSOP and ESOP and in Registration Statement No. 33-28041 on Form S-2 relating to The Davey Tree Expert Company 1989 Stock Subscription Plan and in the related prospectus, of our report dated March 7, 2001 appearing in this Annual Report on Form 10-K of The Davey Tree Expert Company for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
March 29, 2002